Exhibit 99.1

Contact:

Brian E. Powers, Chairman and Chief Executive Officer

CRAWFORD UNITED CORPORATION

10514 Dupont Avenue

Cleveland, Ohio 44108

216-496-3238

January 6, 2020
FOR IMMEDIATE RELEASE

Federal Hose Acquires Marine Products International

CLEVELAND, OHIO, January 6, 2020 – Federal Hose Manufacturing LLC, an operating company owned by Crawford United Corporation (OTC: CRAWA), today announced the purchase of Marine Products International (MPI), located in Eastlake, Ohio. The transaction became effective as of January 1, 2020. The acquired business, which will continue to operate under the name MPI, provides rubber and plastic hoses to the recreational marine industry.

The acquisition is expected to add approximately $18 million in annual revenue to the Industrial Hose business segment of Crawford United and be immediately accretive to earnings.

About Crawford United Corporation. Crawford United Corporation is a growth-oriented holding company providing specialty industrial products to diverse markets, including healthcare, aerospace, education, transportation, and petrochemical. The company currently operates three business segments. The Industrial Hose business is a premier manufacturer of flexible interlocking metal hoses and a distributor of a full line of branded silicone, hydraulic, plastic and rubber hose products. The Aerospace Components business specializes in highly complex precision components primarily for customers in the commercial aviation industry, offering complete end-to-end engineering, machining, grinding, welding, brazing, heat treat, and assembly solutions. The Commercial Air Handling business is a leader in designing, manufacturing, and installing highly customized, large-scale commercial, institutional, and industrial air handling solutions. For more information, go to www.crawfordunited.com.

Information about Forward Looking Statements. This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements made regarding the company’s future results. Generally, these statements can be identified by the use of words such as “guidance,” “outlook,” “believes,” “estimates,” “anticipates,” “expects,” “forecasts,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could,” “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results and events may differ significantly from those anticipated as a result of risks and uncertainties, including deterioration of or instability in the economy, the markets the Company serves and the financial markets, developments and uncertainties in U.S. laws and policy, decreased availability or increased costs of materials used in producing the Company’s products, contractions or growth rates and seasonality or cyclicality of markets the Company serves, competition, loss of any key customer, the Company’s ability to successfully integrate the businesses it acquires and achieve the anticipated benefits of such acquisitions,  the impact of divestitures and dispositions, the impact of the Company’s debt obligations on its operations and liquidity, as well as the risks described from time to time in the company’s reports as filed with the Securities and Exchange Commission. Further information on potential factors that could affect the financial results of the Company and its forward-looking statements is included in its most recent Form 10-K and subsequent filings with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statement, except as may be required by law. These forward-looking statements speak only as of the date of this release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact:  Brian E. Powers, 216-496-3238